December 9, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C.   20549

Ladies and Gentlemen:

     As Deputy General Counsel of Total System Services, Inc. (the "Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-8, pursuant to which the Registrant proposes to register 533,500 shares of its $.10 par value common stock ("Registrant's Common Stock") issued pursuant to the Total System Services, Inc. 1992 Long-Term Incentive Plan ("Plan").

     I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the Registrant's Common Stock issued pursuant to the Plan which I deem relevant and which form the basis of the opinion hereinafter set forth.

     I am of the opinion that under the laws of the State of Georgia, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, the shares of Registrant's Common Stock offered under the Plan will, when issued in accordance with the terms of such Plan, be duly authorized, validly issued and outstanding, and will be fully paid and non-assessable shares of the Registrant's Common Stock, and no personal liability will attach to the holders of any of the shares of the Registrant's Common Stock.

         The undersigned counsel to the Registrant hereby consents to the use of my opinion as Exhibit 5 to the aforesaid Registration Statement.

                                           Sincerely,

                                           /s/Kathleen Moates

                                           Kathleen Moates

KM/bmk

                                    Exhibit 5


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